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                                                                    Exhibit 10.2

                          DIRECTOR COMPENSATION POLICY

This policy is only intended to cover compensation for Directors of NxStage Medical, Inc. (the "Corporation") who are not employees of the Corporation or have not been employees of the Corporation within the preceding 12 months ("Non-Employee Directors"). Directors who are not Non-Employee Directors shall not receive compensation from the Corporation for their services as Directors. All Directors shall receive reimbursement for reasonable travel expenses incurred to attend Board and committee meetings.

Non-Employee Directors shall receive a $15,000 annual retainer, to be paid quarterly, in four equal installments, in advance. In addition, the Chairperson of the Audit Committee of the Board shall receive an additional $10,000 annual retainer, each member of the Audit Committee, other than the Chairperson, shall receive an additional $6,000 annual retainer, and each member of any other committee of the Board shall receive an additional $4,000 annual retainer for each committee (other than the Audit Committee) served on. Each such retainer shall be paid quarterly, in four equal installments, in advance.

Each Non-Employee Director will also receive a fee for attending each Board meeting, as recorded in the minutes of such meeting. For each meeting attended in person, each Non-Employee Director will receive $2,500. For each meeting of the Board attended telephonically or by videoconference, each Non-Employee Director will receive $1,000. For each committee meeting attended, in person or by telephone or videoconference on a day other than a date on which a Board meeting is held, each Non-Employee Director will receive $1,000. Fees are payable on a quarterly basis.

In no event will any Director receive in aggregate more than $50,000 cash (exclusive of travel reimbursement) in Board fees in any calendar year without the express approval of the Compensation Committee of the Board.

Each Non-Employee Director shall also receive on the date of each annual meeting of the Corporation's stockholders at which such Non-Employee Director is elected, an option to purchase 14,000 shares of the Corporation's Common Stock. Each such option shall be granted under, and be subject to, the Corporation's 2005 Stock Incentive Plan or any successor plan (the "Plan") and shall (i) be fully vested, (ii) have an exercise price equal to the closing sale price (for the primary trading session) of the Common Stock on the Nasdaq Stock Market or the national securities exchange on which the Common Stock is then traded on the date of grant (and if the Common Stock is not then traded on a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board), (iii) expire on the earlier to occur of five years after the date of grant or three months following a Non-Employee Director's cessation of service on the Board, and (iv) contain such other terms and conditions as the Board shall determine.

For each Non-Employee Director initially elected at any time other than at an annual meeting of the Corporation's stockholders, such Non-Employee Director shall receive on the date of his or her election to the Board, an option, on the same terms as set forth above, to purchase that

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number of shares of the Corporation's Common Stock equal to 14,000 shares pro-rated for the period between the date he or she is first elected to the Board and the following May 31st.

Such share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting the Corporation's Common Stock, or any distribution to holders of Common Stock other than an ordinary cash dividend.

Each Non-Employee Director shall have the option to elect to receive shares of the Corporation's Common Stock in lieu of the cash compensation to be paid hereunder (an "Equity Election"). Non-Employee Directors desiring to make an Equity Election must do so in writing on the date of the annual meeting of the Corporation's stockholders at which such Non-Employee Director is elected. The Equity Election will apply to all cash compensation to be paid after the date of the election and will remain in effect until the date of the next annual meeting of stockholders. Equity Elections may not be revoked. Non-Employee Directors who make an Equity Election shall receive quarterly grants of Common Stock, on the last business day of any calendar quarter hereunder (a "Quarterly Grant Date"), in an amount equal to the quotient of the total cash consideration such Non-Employee Director earned during that quarter (quarterly retainers plus meeting fees) divided by the closing price of the Corporation's Common Stock on the Quarterly Grant Date on the Nasdaq Stock Market or the national securities exchange on which the Common Stock is then traded (and if the Common Stock is not then traded on a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board). Shares shall be granted under, and be subject to, the Plan.

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